FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228697-03

CF 2019-CF3 -- NEW ISSUE CMBS

$684.103 MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & CO., KEYBANC CAPITAL MARKETS and DEUTSCHE BANK

CO-MANAGERS: CASTLEOAK SECURITIES L.P. AND DREXEL HAMILTON

RATING AGENCIES: FITCH, KROLL & S&P (S&P RATING THROUGH CLASS D BONDS ONLY)

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (F/K/S)	SIZE(MM)	WAL	Yield	Price	Coupon	Spread
A-1	AAAsf/AAA(sf)/AAA(sf)	15.390	2.79	2.0204%	99.99980%	2.0413%	s+40
A-2	AAAsf/AAA(sf)/AAA(sf)	58.585	4.90	2.2805%	102.99995%	2.9416%	s+65
A-SB	AAAsf/AAA(sf)/AAA(sf)	21.534	7.10	2.4759%	102.99937%	2.9426%	s+80
A-3*	AAAsf/AAA(sf)/AAA(sf)	175.000	9.77	2.6380%	100.99984%	2.7522%	s+89
A-4*	AAAsf/AAA(sf)/AAA(sf)	266.794	9.94	2.6630%	102.99977%	3.0055%	s+91
A-S	AAAsf/AAA(sf)/AAA(sf)	84.434	9.99	2.9546%	102.99935%	3.2983%	s+120
B	AA-sf/AA(sf)/AA(sf)	31.663	9.99	3.1546%	102.99994%	3.5002%	s+140
C	A-sf/A-(sf)/A-(sf)	30.703	9.99	3.5546%	100.94829%	3.7284%	s+180

POOL BALANCE:	$789,128,204
NUMBER OF LOANS:	48
NUMBER OF PROPERTIES:	67
WA CUT-OFF LTV:	54.5%
WA UNDERWRITTEN NCF DSCR:	2.67x
WA UNDERWRITTEN NOI DEBT YIELD:	11.0%
WA MORTGAGE INTEREST RATE:	3.635%
WA REM. TERM TO MATURITY (MOS):	114
PROPERTY TYPES:	OFFICE (34.6%), MULTIFAMILY (27.4%), RETAIL (12.4%), INDUSTRIAL(9.5%), HOSPITALITY (6.1%), SELF STORAGE (5.5%), MIXED USE (3.0%), MANUFACTURED HOUSING (1.5%)
TOP 5 STATES:	CA(19.7%), NY(14.7%), MD(10.9%), TX(8.1%), WA/GA(7.3%)
AMORTIZATION TYPE:	INTEREST ONLY (73.0%); AMORTIZING BALLOON (16.4%); INTEREST ONLY, THEN AMORTIZING (10.6%)
TOP 10 & 5 LOANS AS A % OF POOL:	47.8% & 30.7%
RISK RETENTION:	L-Shaped
MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNER II L.P.
TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION
CERT. ADMINISTRATOR:	WELLS FARGO BANK, NATIONAL ASSOCIATION
ALLOCATIONS:	~9:45AM EST
PRICING:	~10:45AM EST
EXPECTED SETTLEMENT:	DECEMBER 20TH, 2019

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The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-228697) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.